Operation Number 36384

SHARE RETENTION DEED

among

BALYKSHY L.L.P.

CASPIAN REAL ESTATE LIMITED

CASPIAN SERVICES INC.

and

EUROPEAN BANK

FOR RECONSTRUCTION AND DEVELOPMENT

Dated 3 October 2008

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EXECUTION COPY
This SHARE RETENTION DEED dated among	(this "Deed"),

(1) BALYKSHY L.L.P., a limited liability partnership organized and existing under the laws of the Republic of Kazakhstan with registered address at 12 Murat Uskenbaev Street, Atash Village, Tupkaragan District, Mangistau Region, the Republic of Kazakhstan (the "Borrower");

(2) CASPIAN REAL ESTATE LIMITED, a limited liability company organised and existing under the laws of the British Virgin Islands, having its registered address at Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the "Participant");

(3) CASPIAN SERVICES INC., a corporation organised and existing under the laws of the State of Nevada, United States of America and having its principal executive offices at 257 East 200 South, Suite 340, Salt Lake City, Utah, 84101, United States of America (the "Sponsor" together with the Participant, are referred to as the "Support Parties", and, each of them individually, a "Support Party"); and

(4) EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT, an international organisation established by treaty ("EBRD").

RECITALS

WHEREAS:

(A) By way of a loan agreement dated 21 December 2006 between EBRD and the Borrower, as amended by an amendment agreement dated 28 June 2007, EBRD has agreed to extend to the Borrower a loan in the total aggregate amount of thirty two million Dollars (USD32,000,000) (the "Loan"), subject to the terms and conditions set forth therein (as amended, restated, novated or supplemented from time to time, the "Loan Agreement");

(B) The Sponsor owns one hundred per cent. (100%) of the issued and outstanding Shares in the Participant;

(C) Following the equity contribution by EBRD of ten million Dollars (USD 10,000,000), the Participant will own a seventy eight per cent. (78%) participation interest in the Charter capital of the Borrower (the "Participation Interest"); and

(D) It is a condition of the first disbursement of the loan funds to the Borrower under the Loan Agreement that the Support Parties and the Borrower enter into this Deed.

NOW, THEREFORE, the parties hereto agree as follows:

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ARTICLE I  DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions

(a) Unless the context otherwise requires, capitalised Willis not otherwise defined in this Deed (including in the Recitals) shall have the respective meanings given to them in the Loan Agreement.

(b) In this Deed, the following capitalised terms shall have the following meanings:

"Applicable Law" means all laws, ordinances, regulations, judgments, decrees, decisions, writs, awards, orders, rules, directives, guidelines (to the extent that such guidelines have the force of law or the compliance with which is in accordance with general practice) and policies of any Authority, and international treaties or any other agreements to which an Authority is a party, to the extent applicable to the Borrower and the Support Parties, its business and financial operations or that otherwise relate to the subject matter thereof or the exercise by EBRD of its rights under the Loan Agreement;

"Authorisation" means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period;

"Authority" means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial or government owned body, department, commission, authority, tribunal, agency or entity or central bank (or any person, whether or not government owned and howsoever constituted or called, that exercise the functions of a central bank);

"Indebtedness" means any and all of the Borrower's obligations, whether existing on the date hereof or arising after the date hereof, to make payments of principal, interest, fees, charges, commissions, indemnities and other amounts to EBRD under the Loan Agreement and the other Financing Agreements, including:

(a)	liabilities which EBRD acquires by purchase, assignment (by way of security or otherwise), subrogation or otherwise;

(b)	interest (including post-insolvency interest);

(c)	any claim for damages or restitution;

(d)	any further advances which may be made by EBRD to the Borrower

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under any agreement expressed to be supplemental to any Financing Agreement, plus all interest, fees and costs in connection therewith;

(e)	any financing, novation, refunding, deferral or extension of any of the above liabilities; and

(f)	any claim that EBRD may have against the Borrower following from any recovery by any person of a payment or discharge in respect of those liabilities on grounds of preference or otherwise;

"Kazakhstan" means the Republic of Kazakhstan; "Participation Interest" has the meaning give to it in Recital C;

"Permitted Lien" has the meaning assigned to such term in Section 6.05 (Liens) of the Loan Agreement;

"Shares" means, in respect of any limited liability company, joint stock company, corporation or other business entity, all issued and outstanding limited liability interests, share capital, stock, and any other financial interest entitling the holder thereof (through conversion, exercise or otherwise) to voting or dividend rights in such limited liability company, joint stock company, corporation or other business entity;

"Taxes" means any federal, regional, local, municipal and other tax, assessment, duty or similar charge of any kind whatsoever levied by any Authority, including any corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, social fund, payroll, environmental and other tax, and including any interest, penalties and additions imposed with respect to such amounts;

"Transaction Documents" means the Financing Agreements and the Project Agreements; and

"Transfer" means, in respect of all or any Shares or all or any part of the Participation Interest owned by any person directly or indirectly (through one or several intermediaries, trusts or otherwise), as the case may be, any sale, transfer, assignment or other disposal (of any nature) of such Shares, Participation Interest or rights thereto, or the creation of any Lien over such Shares or Participation Interest and the phrase "to Transfer" shall be construed accordingly.

Section 1.02 Interpretation

In this Deed, unless the context otherwise requires:

(a)words denoting the singular include the plural and vice versa, words denoting gender include all gender, and words denoting persons include natural persons, corporations, partnerships, joint ventures, or trusts, unincorporated organisations,

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authorities or any other entity whether acting in an individual, fiduciary or other capacity, and references to a person include its successors and permitted assigns and/or transferees;

(b) a reference to a specified Article or Section shall be construed as a reference to that specified Article or Section of this Deed;

(c) a reference to an agreement includes any contract, concession, deed, undertaking, instrument or other contractual arrangement, and any annexes, exhibits, schedules thereto, and the side letters or other instruments issued in connection therewith;

(d) a reference (i) to an amendment or to an agreement being amended includes a supplement, variation, assignment, novation, restatement or re-enactment, and (ii) to an agreement shall be construed as a reference to such agreement as it may be amended, restated, supplemented or novated from time to time;

(e) the headings and Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Deed;

(f) a Default is outstanding or continuing until it has been remedied or waived by EBRD in writing;

(g) any reference to "law" means any law (including, any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgment, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction;

(h) any reference to a provision of law, statute, rule or regulation is a reference to that provision as from time to time amended or re-enacted;

(i) the terms "include" and "including" shall be deemed to be followed by the words "without limitation" where not so followed; the teen "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise;

(k) "the knowledge of the Borrower", "to the Borrower's knowledge", "to the best of the Borrower's knowledge", "the knowledge of the Participant", "to the Participant's knowledge", "to the best of the Participant's knowledge", "the knowledge of the Sponsor", "to the Sponsor's knowledge", "to the best of the Sponsor's knowledge", "the knowledge of the Support Parties", "to the Support Parties' knowledge", or "to the best of the Support Parties' knowledge" or similar expressions related to the knowledge of the Borrower, the Participant, the Sponsor or of

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any Support Party, respectively, shall always include the best knowledge of such party after due and careful inquiry and investigation; and

(1)all exhibits, supplements and amendments hereto shall form an integral part of this Deed.

ARTICLE II SHARE RETENTION

Section 2.01 Limitations on Transfers of Shares

(a)Throughout the term of this Deed, unless EBRD otherwise agrees in writing and subject to the Financing Agreements:

(i)
the Sponsor shall (1) not take any action that would result in (A) a Transfer of any of the Shares it owns in the Participant (B) a Transfer of the Participation Interest the Participant owns in the Borrower (other than in the case of the Participant, to create Liens in favour of EBRD); and (2) cause the Participant to comply with Section 2.01(a)(ii);

(ii)
the Participant shall not take any action that would result in a Transfer of the whole or any part of the Participation Interest it owns in the Borrower (other than to create Liens and claims in favour of EBRD);

(iii)
the Sponsor shall maintain direct legal and beneficial ownership of one hundred per cent. (100%) of the Shares in the Participant, free and clear of any Liens, as well as full and complete voting and operational control with respect to such Shares; and

(iv)
the Participant shall maintain direct legal and beneficial ownership of its Participation Interest in the Borrower, free and clear of any Liens (other than Liens in favour of EBRD), as well as full and corporate voting and operational control with respect to such Participation Interest.

(b) Any grant, waiver or abandonment of preferential or pre-emptive rights to subscribe for Shares in the Participant or the Borrower or to acquire any participation interest in the charter capital of the Borrower shall be deemed to constitute a Transfer for the purposes of this Section 2.01 (Limitations on Transfers of Shares).

Section 2.02 Undertakings of the Support Parties for Share Retention Purposes

Each of the Support Parties and the Borrower hereby agrees that:

(a)it shall not permit, approve or vote in favour of any proposed Transfer that would be in violation of its undertakings under Section 2.01 (Limitations on Transfers of

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Shares); and

(b)it shall (i) record in its share register, the restriction on Transfers of the Shares of the Participant and the Borrower and the Participation Interest set forth in Section 2.01 (Limitations on Transfers of Shares), and shall note such restriction on Transfers of Shares of the Participant and the Borrower and the Participation Interest on the share certificate(s) for Shares issued by the Participant or the Borrower or on any certificate issued by the Borrower in respect of the Participation Interest, as the case may be), (ii) not give effect to or register any actual or purported Transfer of any Shares of the Participant or the Borrower and Participation Interest that would result in a contravention of any restriction imposed upon any other Support Party under Section 2.01 (Limitations on Transfers of Shares), and (iii) in any event, promptly give notice to EBRD upon receipt of any request to give effect to or register any such transaction, together with the details of such request.

ARTICLE III COVENANTS

Section 3.01 Voting Matters

(a) The Participant hereby irrevocably and unconditionally undertakes to EBRD that:

(i) )it shall not pass any participant (or equity holder) resolution or take any other comparable corporate action with respect to the Borrower or the Borrower's board (which shall include passing resolutions of any management board, supervisory board or any other equivalent governing body), if:

(1)	in the absence of such resolution or comparable corporate action being taken, a Default would not have arisen; and

(2)
such resolution or comparable corporate action would have the effect of restricting the ability of the Borrower to undertake any action that it would, in the absence of such resolution or the taking of such corporate action, have otherwise been able to take under any Financing Agreement and the Project Agreements to which it is a party; and

(ii) it shall approve any participant (or equity holder) resolution or any other comparable corporate action with respect to the Borrower or the Borrower's board, if any, (which shall include resolutions of any management board, supervisory board or any other equivalent governing body), as may be necessary or appropriate to give the Borrower the ability to perform its obligations under the Financing Agreements and the Project Agreements to which it is a party.

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(i) it shall not pass any shareholder (or equity holder) resolution or take any other comparable corporate action with respect to the Participant or the Participant's board (which shall include passing resolutions of any management board, supervisory board or any other any other equivalent governing body), if:

(1)	in the absence of such resolution being passed or comparable corporate action being taken, a Default would not have arisen; and

(2)
such resolution or comparable corporate action would have the effect of restricting the ability of the Participant to undertake any action that it would, in the absence of such resolution or the taking of such corporate action, have otherwise been able to take under any Financing Agreement or Project Agreement to which it is a party; and

(ii) it shall approve any participant (or equity holder) resolution or any other comparable corporate action in the Participant or board resolution (which shall include resolutions of any management board, supervisory board or any other equivalent governing body), as may be necessary or appropriate to give the Participant the ability to perform its obligations under the Financing Agreements and the Project Agreements to which it is a party.

(c) The Sponsor shall procure to the extent that it has the power to do so by exercise of its voting or other shareholders (or equity holder) rights attributable to the Shares the Sponsor holds in the Participant, (including through actions by any management board, supervisory board or any other equivalent governing body), that the Participant complies with all its obligations under Section 3.01(a).

(d) For the avoidance of doubt, but without prejudice to the obligations of the Sponsor and the Participant set forth in the Completion and Performance Guarantee, it is acknowledged and agreed that the remedies available to EBRD in the event of a breach by any of the Support Parties of their respective undertakings under this Section 3.01 shall be: (i) their right to declare a Default under the Loan Agreement (if such Default has not been declared already); and/or (ii) seek specific performance against the relevant Support Party (for the purpose of the specific performance remedy, the parties hereto agree that monetary damages may be inadequate to redress damages caused by such breach). Any rights to damages in respect of any breach of the undertakings provided for in this Section 3.01 are hereby waived by EBRD, except under such circumstances, where, after good faith efforts by EBRD to obtain the remedy of specific performance as described above, such remedy remains unavailable for whatever reason (other than a failure by EBRD to establish a breach by a Support Party of its obligations hereunder).

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Section 3.02 The Shareholders Agreement; Amendments

(a) The Sponsor shall, and shall cause the Participant to, notify EBRD of any amendment to the Shareholders Agreement and submit a certified copy of such amendment to EBRD promptly upon its execution.

(b) Without the prior written consent of EBRD, the Sponsor shall not, and the Sponsor shall cause the Participant not to, amend, terminate, assign, modify, vary, repudiate or waive, any provision of the Shareholders Agreement.

Section 3.03 Maintenance and Continuity of Business

(a) Each of the Support Parties hereby irrevocably and unconditionally undertakes to EBRD that it shall maintain its corporate existence in full compliance with Applicable Law.

(b) The Sponsor and the Participant each hereby irrevocably and unconditionally undertakes to EBRD that it shall conduct its business as it is presently being conducted, with due diligence and efficiency, in accordance with sound financial and business practices and in full compliance with Applicable Law.

(c) The Sponsor hereby irrevocably and unconditionally undertakes to EBRD not to take any action which would result in a substantial change of the business as carried on by the Sponsor and its Subsidiaries taken as a whole.

Section 3.04 Compliance with Laws

Each Support Party shall, with respect to its activities relating to the Project, comply with Applicable Law, including any applicable environmental and tax laws and laws with regard to money laundering, integrity and bribery, except where noncompliance with such Applicable Laws would not or is not likely to have a material adverse effect on the Project or the Borrower's business, operations or financial condition or the ability of the Borrower to perform any of its material obligations under any Financing Agreement or Project Agreement.

Section 3.05 Transaction Documents

(a) Each of the Support Parties shall perform and observe its respective obligations under all Financing Agreements and Project Agreements to which it is a party.

(b) Each of the Support Parties shall maintain the Financing Agreements and all Project Agreements to which it is a party in full force and effect without any modification or amendment except with the prior written consent of EBRD.

(c) Each of the Support Parties hereby irrevocably and unconditionally undertakes with EBRD that it shall not without the prior written consent of EBRD:

take any action to terminate, revoke, cancel or suspend any Financing

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Agreement or Project Agreement (except as permitted by this Deed and the other Financing Agreements, or the relevant Project Agreement in accordance with its respective terms);

(ii)
grant a waiver of any breach by any other party of its obligations under any Project Agreement where such breach or waiver would trigger an Event of Default under Section 7.01(c) of the Loan Agreement (on the assumption that the thirty (30) day cure period provided for therein does not apply);

(iii)
consent to any assignment or other transfer of any Project Agreement to which it is a party by any other party thereto (other than and to the extent allowed by either the terms of the Financing Agreements or by the terms of the relevant agreement);

(iv)
take any action to terminate, revoke, cancel or suspend any Authorisation necessary for the performance of its obligations hereunder, and prior written consent to such action shall not be unreasonably withheld;

(v)
take any action to amend or replace its Charter in any manner which is inconsistent with the provisions of any of the Transaction Documents to which it is a party, and prior written consent to such action shall not be unreasonably withheld; or

(vi)	enter into any additional documents or agreements establishing a Lien (other than a Permitted Lien, subject to the terms and conditions of the Subordination Deed) over the assets of the Borrower.

Section 3.06 Notices

Each of the Support Parties hereby irrevocably and unconditionally undertakes with EBRD that it shall promptly notify EBRD in writing of:

(a) any litigation, arbitration, administrative or other proceedings current or, to its knowledge, threatened against such Support Party which, if adversely determined, could reasonably be expected to result in a material adverse effect on the Project or the Borrower's business, operations or financial condition or the ability of the Borrower to perform any of its material obligations under any Financing Agreement or Project Agreement;

(b) any notices, orders or directions given to it by any Authority which could reasonably be expected to result in a material adverse effect on the Project or the Borrower's business, operations or financial condition or the ability of the Borrower to perform any of its material obligations under any Financing Agreement or Project Agreement;

(c) any Default relating to, or caused by, such Support Party, of which it is aware and the steps being taken to remedy or mitigate such Default;

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(d) any material dispute under any Project Agreement involving such Support Party or the Borrower, as the case may be; and

(e) any event of which it is aware and which could reasonably be expected to result in a material adverse effect.

Section 3.07 Sale of Assets

The Participant hereby irrevocably and unconditionally undertakes with EBRD that it shall not without the prior written consent of EBRD sell, transfer, lease or otherwise dispose of (whether in a single transaction or series of transactions, related or otherwise) any of the assets directly related to the Project.

Section 3.08 Merger

Each of the Sponsor and the Participant hereby irrevocably and unconditionally undertakes with EBRD that it shall not, without the prior written consent of EBRD, undertake or permit any merger, consolidation, reorganisation of the Participant or of the Borrower.

Section 3.09 Covenant to Pay

The Sponsor and the Participant hereby irrevocably and unconditionally covenant with EBRD that they shall make the Equity Contributions (as defined below) when required to be made hereunder and shall make all other payments, if any, it is required to make pursuant to the terms of the other Financing Agreements and Project Agreements when any such payments are due.

Section 3.10 Resettlement

In the event that in connection with the Project the Sponsor, the Borrower or any Affiliate of the Sponsor acquires land and as a result thereof people need to be physically displaced or are economically displaced, the Sponsor shall comply with the requirements of EBRD's Environmental Policy as of the date hereof (including the International Finance Corporation's Safeguard Policies on Indigenous Peoples, Involuntary Resettlement and Cultural Property as referred to in EBRD's Environmental Policy as of the date hereof) and shall prepare and implement a resettlement action plan in accordance therewith.

ARTICLE IV  EQUITY CONTRIBUTION UNDERTAKING

Section 4.01 Equity Contribution Undertaking

(a) Subject to the terms and conditions of this Deed, the Sponsor hereby unconditionally and irrevocably covenants with EBRD to provide, or cause to be

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provided through the Participant, such equity to the Borrower (an "Equity Contribution" and, collectively, the "Equity Contributions") in accordance with the Borrower's Charter, the Financing Plan and the Financing Agreements.

(b)The Equity Contributions shall be made in cash or in-kind in accordance with the terms and conditions of this Deed, the Financing Plan, the Financing Agreements and Project Agreements.

ARTICLE V

NATURE OF THE OBLIGATIONS

Section 5.01 Continuing Obligations

The obligations of each of the Support Parties and the Borrower under this Deed are direct, irrevocable and unconditional and such obligations shall continue in full force and effect during the term hereof.

Section 5.02 Additional Rights

The obligations of each Support Party and the Borrower under this Deed and the rights constituted by this Deed are in addition to and shall not be prejudiced by any collateral warranty, guarantee or other security held by EBRD.

Section 5.03 Receipt of Transaction Documents

Each of the Support Parties acknowledges having received and read copies of the Transaction Documents.

Section 5.04 Release Is Conditional

Any release, settlement, discharge or arrangement relating to any Support Party's liability under this Deed shall be conditional upon no payment, assurance or security received by EBRD in respect of the Loan being avoided or reduced under any law (English or foreign) relating to insolvency or analogous circumstances in force from time to time and EBRD may after any such avoidance or reduction exercise all or any of its rights under this Deed and/or any other rights which it would have been entitled to exercise but for such release, settlement, discharge or arrangement.

Section 5.05 Several Liability

Unless otherwise stated in this Deed, the obligations of the Support Parties hereunder are several and not joint, except that the obligations of the Support Parties, where one such party is a wholly-owned Subsidiary of the other shall be joint and several.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties of the Support Parties

Each of the Support Parties hereby represents and warrants to EBRD that:

(a)(i) it is duly constituted, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or established, (ii) it is not subject to any insolvency, bankruptcy, liquidation or analogous proceedings, (iii) no receiver, manager, trustee, custodian, administrator or analogous officer has been appointed in respect of any part of its property, undertaking or assets and (iv) it has full corporate power and authority to own its property and assets, to carry on its business as presently conducted and to enter into and perform its obligations under this Deed;

(b) this Deed has been duly authorised (including by all necessary corporate, creditors' and shareholders' actions, approvals and consents) and executed by it and, subject to the reservations and qualifications set out in the legal opinions of the legal counsel to EBRD and provided under Article IV of the Loan Agreement, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except for (i) the principle that equitable remedies are awarded at the discretion of the courts, (ii) the limitation on enforcement by Applicable Law relating to insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other Applicable Law affecting the rights of creditors; (iii) the time barring of claims; and (iv) similar rights and principles;

(c)the execution by it of this Deed and the compliance with the terms hereof by it:

(i)	does not and will not result in violation of its Charter or any provision contained in any Applicable Law;

(ii)	does not and will not result in the imposition of any Lien under, any agreement or instrument to which it is a party or by which it or any of its assets is bound; and

(iii)
does not and will not constitute a default or an event which, with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would constitute a default under any such agreement or instrument.

(d)all Authorisations required for the execution and delivery of or performance by it of its obligations under, this Deed and compliance with its terms have been duly obtained or granted and are in full force and effect;

(e) except as otherwise notified to EBRD and as permitted by the Financing Agreements, (i) in the case of the Sponsor only, the Sponsor is the sole legal and registered owner of one hundred per cent. (100%) of the Shares in the Participant free and clear of any Liens whatsoever; (ii) in the case of the Participant only, the Participant

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is the legal and registered owner of the Participation Interest in the Borrower, free and clear of any Liens whatsoever (other than Liens and claims in favour of EBRD);

(f) no Default has occurred and is continuing or will occur upon the execution and delivery of this Deed; and

(g) the Support Parties are not engaged in, or, to the best of their respective knowledge and belief, threatened by, any litigation, arbitration or administrative proceeding, the outcome of which would or is likely to have a material adverse effect on the ability of such Support Party to perform any of its obligations under this Deed or affect the validity or enforceability hereof.

Section 6.02 Representations and Warranties of the Borrower

The Borrower represents and warrants to EBRD that:

(a)it has the corporate power and authority to enter into, and perform its obligations under, this Deed;

(b) this Deed has been duly authorised (including by all necessary corporate, creditors' and shareholders' actions, approvals and consents) and, subject to the reservations and qualifications set out in the legal opinions of the legal counsel to EBRD and provided under Article IV of the Loan Agreement, executed by the Borrower and constitutes a valid and legally binding obligation of the Borrower, enforceable in accordance with its terms, except for (i) the principle that equitable remedies are awarded at the discretion of the courts, (ii) the limitation on enforcement by Applicable Law relating to insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other Applicable Law affecting the rights of creditors; (iii) the time barring of claims; and (iv) similar rights and principles;

(c)the execution of this Deed and the compliance with the terms hereof:

(i)	does not and will not result in violation of the Borrower's Charter or any provision contained in any Applicable Law;

(ii)	does not and will not require consent under, or result in the imposition of any Lien under, any agreement or instrument to which it is a party or by which it or any of its assets is bound;

(iii)
does not and will not constitute a default or an event which, with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would constitute a default under any such agreement or instrument; and

(d)no Authorisations are required for the due execution, delivery or performance by the Borrower of its obligations under this Deed, or the validity or enforceability hereof, except as specified in the Loan Agreement (including Section 2.03 (Representations Regarding the Agreements) and Section 5.06 (Continuing Governmental and Other Authorisations)).

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Section 6.03 Restatement of Representations and Warranties

Any representation or warranty given hereunder which specifies that such representation and warranty is provided hereunder "as of the date of this Agreement" shall only be given on the date of this Agreement and shall not be deemed to be repeated hereafter in connection with any Disbursement made pursuant to this Agreement. In respect of all other representations and warranties provided in this Article VI, such representations and warranties shall be deemed to be repeated on submission of each Disbursement request, on each Disbursement date and on each Interest Payment Date.

Section 6.04 Reliance of EBRD

(a) Each of the Support Parties and the Borrower acknowledges that it makes its representations in Section 6.01 (Representations and Warranties of the Support Parties), and the Borrower acknowledges it makes the representations in Section 6.02 (Representations and Warranties of the Borrower) with the intention of inducing EBRD to enter into this Deed and the other Financing Agreements and that EBRD enters into this Deed and the other Financing Agreements on the basis of, and in full reliance on, each of such representations.

(b) Each of the Support Parties and the Borrower, as applicable, warrants to EBRD that each of such representations made by it is true and correct as of the date of this Deed and, having regard to the circumstances then existing, on the date of application for any Disbursement and on the date of each Disbursement, and that it has no knowledge of any additional facts or matters the omission of which makes or would make any of such representations materially misleading when made.

ARTICLE VII MISCELLANEOUS

Section 7.01 Term of Deed

This Deed shall continue in full force until full and irrevocable discharge of all monies payable under the Loan Agreement and the other Financing Agreements pursuant to the terms of the Financing Agreements but without prejudice to Section 5.04 (Release is Conditional).

Section 7.02 Entire Agreement; Amendment and Waiver

This Deed and each of the other Financing Agreements and any other documents referred to herein or therein constitute the entire obligations of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction. Any amendment to, or waiver by EBRD of any of the terms or conditions of, or consent given by EBRD under, this Deed

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(including, without limitation, under this Section 7.02) shall be in writing, signed by EBRD and, in the case of an amendment, by the Support Parties and the Borrower.

Section 7.03 Borrower's Obligations; Support Parties' Obligations

The Borrower and each of the Support Parties agrees to be bound by the terms and provisions of this Deed, to make no payments or distributions contrary to the terms and provisions hereof and to do every other act and thing necessary or appropriate to carry out such ten-ns and provisions.

Section 7.04 Notices

Any notice, application or other communication to be given or made under this Deed shall be in writing. Except as otherwise provided in this Deed, such notice, application or other communication shall be deemed to have been duly given or made when it is delivered by hand, airmail or facsimile transmission to the party to which it is required or permitted to be given or made at such party's address specified below or at such other address as such party designates by notice to the party giving or making such notice, application or other communication.

For the Borrower:

Balykshy L.L.P.
3'd Floor
174B Furmanov Street Almaty
Republic of Kazakhstan
   Attention: Paul Anthony Roberts, Director Fax: +7 (327) 272 8450

For the Participant:

Caspian Real Estate Limited
3rd Floor
174B Furmanov Street
Almaty
Republic of Kazakhstan
Attention: Paul Anthony Roberts
Fax: +7 (327) 272 8450

For the Sponsor:

Caspian Services Inc.
29/6 Satpaev Avenue, 9th Floor Almaty
Republic of Kazakhstan

LONDON - 105890.20

Attention: Laird Garrard, CEO & President
Fax: +7 (327) 250 84 79

For EBRD:

European Bank for Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom
Attention: Operations Administration Unit
Fax: +44 20 7338 6100

Section 7.05 English Language

All documents to be furnished or communications to be given or made under this Deed shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by the Sponsor or Borrower (as the case may be), which translation shall be the governing version between EBRD, the Support Parties and the Borrower.

Section 7.06 Payments

The following provisions shall apply to the making of payments under this Deed:

(a) all payments by any of the Support Parties to the Borrower or to EBRD shall be made to such account and at such office or bank as EBRD may notify to the Support Parties; and

(b) all payments by any of the Support Parties to the Borrowers or EBRD shall be made for value on the due date at such times and in Dollars.

Section 7.07 No Set-off

Any payment that any of the Support Parties is required to make under this Deed shall be made without any set-off, counterclaim or condition.

Section 7.08 Taxes

(a)Each Support Party shall pay or cause to be paid all Taxes on or in connection with the payment of any and all amounts due and payable by such Support Party under this Deed that are now or in the future levied or imposed by any Authority of Kazakhstan, British Virgin Islands, United States of America or the United Kingdom or by any organisation of which Kazakhstan, British Virgin Islands, United States of America or the United Kingdom is a member or any jurisdiction through or out of which a payment is made.

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(b) All payments of principal, interest, fees and other amounts due under this Deed shall be made without deduction for or on account of any Taxes.

(c) If a Support Party is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Deed shall be increased to such amount as may be necessary so that (i) EBRD receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Support Party under this subsection (c)) had those payments been made without such deduction; or (ii) with respect to Equity Contributions, the Borrower receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Support Party under this subsection (c)) had those payments been made without such deduction.

(d) If Section 7.08(c) applies and EBRD so requests, the Support Parties shall deliver to EBRD official tax receipts evidencing payment (or certified copies of thereof) within thirty (30) days of the date of such request.

Section 7.09 Currency Indemnity

(a) The tender or payment of any amount payable under this Deed (whether or not by recovery under a judgment) in any currency other than the Loan Currency shall not novate, discharge or satisfy the obligation of each of the Support Parties and the Borrower to pay in the Loan Currency all amounts payable under this Deed.

(b) Each of the Support Parties and the Borrower shall indemnify EBRD against any losses resulting from a payment being received or an order or judgment being given under this Deed in any currency other than the Loan Currency or any place other than the account specified pursuant to Section 7.06 (Payments). Each of the Support Parties and the Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable EBRD to receive, after conversion to the Loan Currency at a market rate and transfer to that account, the full amount due to EBRD under this Deed in the Loan Currency and in the account specified in 7.06 (Payments).

(c) Notwithstanding the provisions of 7.06 (Payments) and Section 7.09(a), EBRD may require the Guarantor to pay (or reimburse EBRD) for any Taxes, fees, costs, expenses and other amounts payable under Section 7.08 (Taxes) and Section 7.10 (Indemnities and Expenses) in the currency in which they are payable, if other than the Loan Currency.

Section 7.10 Indemnities and Expenses

(a) Each Support Party and the Borrower shall be liable to indemnify EBRD on demand against any loss or expense sustained or incurred by EBRD as a result of:

(i) a failure by such Support Party and the Borrower to perform any of its obligations under this Deed; or

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(ii)any representation or warranty made in this Deed by such Support Party and the Borrower having been untrue, incorrect or misleading when made.

(b)The indemnities contained in this Section 7.10 shall survive the termination of this Deed.

Section 7.11 Rights, Remedies and Waivers

(a) The rights and remedies of EBRD in relation to any misrepresentations or breach of warranty on the part of the Support Parties or the Borrower shall not be prejudiced by any investigation by or on behalf of EBRD into the affairs of the Support Parties or the Borrower, by the execution or the performance of this Deed or by any other act or thing which may be done by or on behalf of EBRD in connection with this Deed and which might, apart from this Section, prejudice such rights or remedies

(b) No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to EBRD upon any default under this Deed or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No action of EBRD in respect of any such default, or acquiescence by it therein, shall affect or impair any right, power or remedy of EBRD in respect of any other default.

(c) The rights and remedies provided in this Deed and the other Financing Agreements are cumulative and not exclusive of any other rights or remedies, whether provided by Applicable Law or otherwise.

(d) EBRD may proceed to protect and enforce its rights hereunder by an action at law, suit in equity or such other appropriate proceedings, as more fully set forth in, and consistent with the terms and conditions set out in Section 7.13 (Arbitration and Jurisdiction), whether for damages, the specific performance of any term hereof or otherwise, or in aid of the exercise of any power granted hereby or by Applicable Law. Each Support Party hereby agrees to pay to EBRD on demand such amount in the Loan Currency as shall be sufficient to reimburse EBRD for its costs and expenses related to, or arising out of, any such action or remedies, including, reasonable fees and expenses of legal counsel.

Section 7.12 Governing Law

This Deed shall be governed by and construed in accordance with English law. Section 7.13 Arbitration and Jurisdiction

(a)Any dispute, controversy or claim arising out of or relating to this Deed, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. There shall be one

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arbitrator and the appointing authority shall be LCIA (London Court of International Arbitration). The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings. The parties hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England. The arbitral tribunal shall not be authorised to take or provide, and each of the Support Parties and the Borrower agrees that it shall not seek from any judicial authority, any interim measures of protection or pre-award relief against EBRD, any provisions of the UNCITRAL Arbitration Rules notwithstanding. The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by EBRD (but no other party) insofar as such dispute arises out of this Deed, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings. In any arbitral proceeding, the certificate of EBRD as to any amount due to EBRD under any Financing Agreement shall be prima facie evidence of such amount.

(b)Notwithstanding Section 7.13(a), this Deed and the other Financing Agreements, and any rights of EBRD arising out of or relating to this Deed or any other Financing Agreement, may, at the option of EBRD, be enforced by EBRD in the courts of England, Kazakhstan, British Virgin Islands, United States of America or in any other courts having jurisdiction. For the benefit of EBRD, each of the Support Parties and the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England with respect to any dispute, controversy or claim arising out of or relating to this Deed or any other Financing Agreement, or the breach, termination or invalidity hereof or thereof. Each of the Support Parties and the Borrower hereby irrevocably consents to the service of process or any other legal summons out of such courts by mailing copies thereof by registered airmail postage prepaid to its address specified herein. Each of the Support Parties and the Borrower covenants and agrees that, so long as it has any obligations under this Deed, it shall maintain a duly appointed agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by EBRD in respect of this Deed and shall keep EBRD advised of the identity and location of such agent. Nothing herein shall affect the right of EBRD to commence legal actions or proceedings against any of the Support Parties or the Borrower in any manner authorised by the laws of any relevant jurisdiction. The commencement by EBRD of legal actions or proceedings in one or more jurisdictions shall not preclude EBRD from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not. Each of the Support Parties and the Borrower irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal action or proceeding and any claim it may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

Section 7.14 Privileges and Immunities of the EBRD.

Nothing in this Deed shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of EBRD accorded under the Agreement Establishing the European Bank for Reconstruction and Development,

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international convention or any Applicable Law. Notwithstanding the foregoing, EBRD has made an express submission to arbitration under Section 7.13(a) and accordingly, and without prejudice to its other privileges and immunities (including, without limitation, the inviolability of its archives), it acknowledges that it does not have immunity from suit and legal process under Article 5(2) of Statutory Instrument 1991, No. 757 (The European Bank for Reconstruction and Development (Immunities and Privileges) Order 1991), or any similar provision under English law, in respect of the enforcement of an arbitration award duly made against it as a result of its express submission to arbitration pursuant to Section 7.13(a).

Section 7.15 Waiver of Sovereign Immunity

Each of the Support Parties and the Borrower represents and warrants to EBRD that this Deed, the Loan Agreement, any other Financing Agreements, the Project Agreements and the undertakings by the Support Parties or by the Borrower under any such Financing Agreements or Project Agreements to which it is a party are commercial rather than public or governmental acts and that it is not entitled to claim immunity from legal proceedings with respect to itself or any of its assets on the grounds of sovereignty or otherwise under any Applicable Law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Deed, the other Financing Agreements or the Project Agreements. To the extent that any of the Support Parties or the Borrower or any of their assets has or hereafter may acquire any right to immunity from set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereignty or otherwise, each of the Support Parties and the Borrower hereby irrevocably waives such rights to immunity in respect of its obligations arising under or relating to this Deed, the Loan Agreement, any other Financing Agreements or the Project Agreements.

Section 7.16 Reliance

Each of the Support Parties and the Borrower acknowledges that EBRD is entering into this Deed, and has acted, solely in its capacity as a lender under the Loan Agreement, and not as an advisor to any Support Party or the Borrower. Each of the Support Parties and the Borrower represents and warrants that, in entering into this Deed, it has engaged and relied upon advice given to it by its own legal, financial and other professional advisors and it has not relied on and will not hereafter rely on any advice given to it by EBRD.

Section 7.17 Successors and Assigns

(a) This Deed binds and inures to the benefit of the respective successors, assignees and permitted transferees of the parties hereto.

(b) Neither of the Support Parties nor the Borrower may assign or otherwise transfer all or any part of its rights or obligations under this Deed without the prior written consent of EBRD.

(c) The benefit of this Deed may be freely and unconditionally assigned,

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transferred or otherwise disposed of, in whole or in part, by EBRD to any other person. Section 7.18 Rights of Third Parties

A person who is not a party to this Deed has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed (except as provided for in Section 7.17 (Successors and Assigns).

Section 7.19 No Partnership or Agency

Nothing in this Deed (or any of the arrangements contemplated hereby) shall be deemed to constitute a partnership between the parties hereto nor save as expressly provided herein constitute any party the agent of any other for any purpose.

Section 7.20 Deed as Property of EBRD.

This Deed is and will remain the property of EBRD after any release, settlement, discharge or arrangement relating to the liability of the Borrower under this Deed.

Section 7.21 Disclosure

Each party hereto may disclose such documents, information and records regarding the other parties to this Deed or any other party to a Financing Agreement and this transaction (including, without limitation, copies of this Deed and any Financing Agreement) as such party deems appropriate in connection with any dispute involving another party to this Deed or any other party to a Financing Agreement, for the purpose of preserving or enforcing any of such party's rights under any Financing Agreement or collecting any amount owing to such party or in connection with any proposed Participation or any other proposed sale, transfer, assignment, novation or other disposal contemplated by above Section 7.17 (Successors and Assigns).

Section 7.22 Severability

Each of the provisions of this Deed shall be severable and distinct from one another and if at any time any one or more of those provisions (or any part thereof) is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. In this event, to the extent practicable under the circumstances, the parties to this Deed shall negotiate in good faith to replace the void, illegal or unenforceable provision with a valid, legal and enforceable provision which corresponds as far as possible to the spirit and purpose of the void, illegal or unenforceable provision.

Section 7.23 Counterparts

This Deed may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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Section 7.24 Survival

Notwithstanding the discharge and release of any Support Party pursuant to Section 5.04 (Release is Conditional), (i) the representations and warranties given by each Support Party and the Borrower in Article VI (Representations and Warranties); (ii) the covenants of the Participant and the Support Parties, as relevant, in Article III (Covenants); and (iii) the provisions set forth in Section 7.06 (Payments) and VII (Miscellaneous) and of this Section 7.24, shall survive and remain in full force and effect until the Indebtedness has been fully and irrevocably discharged strictly in accordance with the provisions of the Financing Agreements, as evidenced by a written instrument signed by EBRD.

The parties hereto agree that this Deed shall take effect as a deed as of the date first written above.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto, acting through their duly authorised representatives, have caused this Deed to be signed and delivered as a deed in their respective names as of the date first above written.

EXECUTED and DELIVERED as a deed on behalf of BALYKSHY ELY., a company incorporated in the territory of the Republic of Kazakhstan, by Paul Anthony Roberts being a person who, in accordance with the laws of that territory, is acting under the authority of the company:

4uthOri5ed signatory
NaW.-: Paul Anthony Roberts Position: 'Director [Seal]
EXECUTED and DELIVERED as a deed on behalf of CASPIAN REAL ESTATE LIMITED, a company incorporated in the territory of the British Virgin Islands, by Alexandr Borovinskiy being a person who, in accordance with the laws of that territory, is acting under the authority of the company:

By:

Authorised signatory
Name: Alexandr Borovinskiy Position: Director

[Seal]

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EXECUTED and DELIVERED as a deed on behalf of CASPIAN SERVICES INC., a company incorporated in the territory of the State of Nevada, United States of America, by John Baile, being a person who, in accordance with the laws of that territory, is acting under the authority of the company:

By:

Authorised signatory

Name:John Baile
 Position: Chief Financial Officer

[Seal]

EXECUTED and DELIVERED as a deed on behalf of EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

By: Name: Position:
Authorised Representative

LONDON - 105890,

EXECUTED and DELIVERED as a deed on behalf of CASPIAN SERVICES INC., a company incorporated in the territory of the State of Nevada, United States of America, by John Baile, being a person who, in accordance with the laws of that territory, is acting under the authority of the company:

By:

Authorised signatory Name: John Baile

Position: Chief Financial Officer

[Seal]

EXECUTED and DELIVERED as a deed on behalf of EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT
By: Name: Position:
Authorised Representative

LONDON - 10589020